Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
January 8, 2009	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES CHAIR

BOSTON — The Board of Directors of the Federal Home Loan Bank of Boston (the Bank) has elected Jan A. Miller to a two-year term as chair of the board.

Jan A. Miller serves as president, chief executive officer, and director of Wainwright Bank & Trust Company, located in Boston, Massachusetts. Mr. Miller is also a director of Heritage Capital Management, Inc., a wholly owned subsidiary of Wainwright Bank & Trust Company. Mr. Miller became president and chief executive officer of Wainwright Bank & Trust Company in 1997. Prior to joining Wainwright Bank in 1994, Mr. Miller spent 19 years in various senior management positions at Shawmut Bank, N.A., and also served as chair of the Massachusetts Bankers Association. Mr. Miller has served as a director of the Bank since January 1, 2004, and his current term will expire on December 31, 2009.

The mission of the Federal Home Loan Bank of Boston is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600    |    FAX: 617-292-9645  www.fhlbboston.com